MDU Resources Reports Increased Earnings in 2019, Initiates Guidance for 2020
BISMARCK, N.D. — Feb. 4, 2020 — MDU Resources Group, Inc. (NYSE: MDU) today reported earnings increased 23% in 2019 to $335.5 million, or $1.69 per share, compared to 2018 earnings of $272.3 million, or $1.39 per share. In the fourth quarter of 2019, the company’s earnings were $95.1 million, or 47 cents per share, compared to $78.8 million, or 40 cents per share, in 2018.

“We saw outstanding performance from all our business lines in 2019,” said David L. Goodin, president and CEO of MDU Resources. “We had record results in a number of areas, particularly in the volume of work and earnings experienced at both our construction services and construction materials companies. We closed out the year with a record backlog of construction work for the second year in a row.

“Our pipeline and midstream business transported a record amount of natural gas for the third consecutive year, and its ongoing growth projects will further expand its ability to transport gas out of the Bakken region. Our utility companies also had strong results, and continue to work with regulators to earn recovery on system investments that allow us to provide reliable, safe service to our growing customer base.

“With our record backlog of construction work at the start of this year and strong organic growth projects underway at our regulated businesses as we continue building a strong America, we are initiating our earnings per share guidance in the range of $1.65 to $1.85 for 2020.”

Business Unit Highlights
Construction Materials and Services
The construction services business had record revenues and earnings for the second consecutive year. Earnings were $93.0 million, a 45% increase over earnings of $64.3 million in 2018. Revenues were $1.85 billion, compared to $1.37 billion in 2018. The company saw higher workloads and margins at its outside specialty contracting operations, with an increase in work for utility customers, and continues to see strong sales and rentals of the utility construction equipment it manufactures. The company also experienced higher workloads and margins for inside specialty contracting work, particularly for customers in the hospitality and high-tech industries. This business in September announced that it had acquired the assets of Pride Electric, an electrical construction company in Redmond, Washington, which contributed to earnings in 2019. It also on Monday announced that it had acquired PerLectric, Inc., a leading electrical construction company in Fairfax, Virginia, and is exploring additional acquisition opportunities. Its backlog of work at Dec. 31 was a record $1.14 billion, a 22% increase over last year’s record of $939 million.

The construction materials business earned $120.4 million in 2019, up 30% compared to $92.6 million in 2018. Revenues in this business were a record $2.19 billion in 2019, compared to $1.93 billion in 2018. The company benefited from strong economic conditions in certain states, resulting in increased materials sales and contracting workloads and higher margins. The company also had an increase in asset sales gains during the year that were approximately $5.6 million higher, after tax, than the previous year. Acquisitions completed in 2018 and 2019 contributed to the earnings increase. The company continues to explore additional acquisition opportunities. The construction materials business had year-end backlog of $693 million, compared to last year’s record backlog of $706 million.

Regulated Energy Delivery
The electric and natural gas utility earned $94.3 million in 2019, compared to $84.7 million in 2018. Natural gas sales volumes increased 9.9% and electric sales volumes declined 1.2%. The increase in natural gas sales volumes primarily was the result of colder weather across the company’s service territory, with results partially offset by weather normalization mechanisms in most jurisdictions. The company’s utility customer base grew approximately 1.8% and is expected to continue growing at a rate of 1% to 2% per year. In 2019, the company completed a natural gas rate case in Oregon and an electric rate case in Montana, implementing approximately $11 million in annual rate increases. On Monday, the company completed a natural gas rate case in Washington, with approximately $6.5 million in rate increases to be implemented March 1. It has two additional rate cases pending before regulatory agencies and anticipates filing additional requests in 2020 to recover costs associated with upgrading and expanding facilities to safely meet customer demand.

The pipeline and midstream business earned $29.6 million in 2019, compared to $28.5 million in 2018. Results in 2018 included a $4.2 million tax benefit related to a final accounting order issued by the Federal Energy Regulatory Commission. The company in 2019 transported a record volume of natural gas through its system for the third consecutive year, up 22% from 2018, and it benefited from a rate increase approved by the FERC that was effective May 1. Growth projects continue to add to the company’s volumetric capacity. Today, the company brought into service its newly completed Demicks Lake Expansion Project in North Dakota, which has capacity of 175 million cubic feet per day. With this project in service alongside the company's original Demicks Lake Project and its Line Section 22 Project, both of which came online in 2019, the company has capacity to transport more than 2.2 billion cubic feet of natural gas per day. The company also anticipates filing within weeks its North Bakken Expansion project application with the FERC for permission to proceed with construction in 2021. This project would add approximately 350 MMcf/day of capacity.

Guidance
MDU Resources expects earnings per share in the range of $1.65 to $1.85 in 2020, based on these assumptions:

•	Normal operating conditions, economic conditions and weather conditions, including precipitation and temperatures, across all company market areas.

•	No significant acquisitions or divestitures.

•	Investing $650 million for capital projects.

•
Construction services revenues in the range of $1.85 billion to $2.05 billion and construction materials revenues in the range of $2.2 billion to $2.4 billion, with margins comparable to or slightly higher than 2019.

Corporate Strategy
MDU Resources’ strategy is to increase market share and profitability in its regulated energy delivery and construction materials and services businesses, while enhancing value through organic growth opportunities and strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5% to 8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss 2019 earnings results and 2020 guidance on a webcast at 2 p.m. EST Feb. 5. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through Feb. 20 at 855-859-2056, or 404-537-3406 for international callers, conference ID 7173266.
About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president, chief financial officer and treasurer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K. Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary
Earnings

Business Line	Fourth Quarter 2019 Earnings	Fourth Quarter 2018 Earnings	2019 Earnings	2018 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$48.3	$39.8	$123.9	$113.2
Construction materials and services	52.0	38.9	213.4	156.9
Other and eliminations	(5.5)	(2.7)	(2.1)	(.7)
Income from continuing operations	94.8	76.0	335.2	269.4
Income from discontinued operations, net of tax	.3	2.8	.3	2.9
Net income	$95.1	$78.8	$335.5	$272.3
Earnings per share:
Income from continuing operations	$.47	$.39	$1.69	$1.38
Discontinued operations, net of tax	—	.01	—	.01
Earnings per share	$.47	$.40	$1.69	$1.39

Consolidated Statements of Income
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline and midstream	$394.0	$361.5	$1,279.3	$1,213.3
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	984.2	848.4	4,057.5	3,318.3
Total operating revenues	1,378.2	1,209.9	5,336.8	4,531.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline and midstream	93.7	87.4	356.1	340.3
Nonregulated pipeline and midstream, construction materials and contracting, construction services and other	865.1	749.2	3,539.2	2,915.8
Total operation and maintenance	958.8	836.6	3,895.3	3,256.1
Purchased natural gas sold	151.0	133.9	421.6	404.2
Depreciation, depletion and amortization	68.1	58.9	256.0	220.3
Taxes, other than income	48.0	40.4	196.1	168.6
Electric fuel and purchased power	22.1	21.8	86.6	80.7
Total operating expenses	1,248.0	1,091.6	4,855.6	4,129.9
Operating income	130.2	118.3	481.2	401.7
Other income (expense)	3.6	(5.1)	15.8	(.2)
Interest expense	24.5	22.4	98.6	84.6
Income before income taxes	109.3	90.8	398.4	316.9
Income taxes	14.5	14.8	63.2	47.5
Income from continuing operations	94.8	76.0	335.2	269.4
Income from discontinued operations, net of tax	.3	2.8	.3	2.9
Net income	$95.1	$78.8	$335.5	$272.3

Earnings per common share – basic:
Income from continuing operations	$.47	$.39	$1.69	$1.38
Discontinued operations, net of tax	—	.01	—	.01
Earnings per common share – basic	$.47	$.40	$1.69	$1.39
Earnings per common share – diluted:
Income from continuing operations	$.47	$.39	$1.69	$1.38
Discontinued operations, net of tax	—	.01	—	.01
Earnings per common share – diluted	$.47	$.40	$1.69	$1.39
Weighted average common shares outstanding – basic	200.4	196.0	198.6	195.7
Weighted average common shares outstanding – diluted	200.5	196.4	198.6	196.2

Selected Cash Flows Information
	2019	2018
	(In millions)
Operating activities:
Net cash provided by continuing operations	$541.8	$503.8
Net cash provided by (used in) discontinued operations	0.5	(3.9)
Net cash provided by operating activities	542.3	499.9
Investing activities:
Net cash used in continuing operations	(603.9)	(712.1)
Net cash provided by discontinued operations	—	1.2
Net cash used in investing activities	(603.9)	(710.9)
Financing activities:
Net cash provided by continuing operations	74.1	230.4
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	74.1	230.4
Increase in cash and cash equivalents	12.5	19.4
Cash and cash equivalents - beginning of year	54.0	34.6
Cash and cash equivalents - end of year	$66.5	$54.0

Capital Expenditures
Business Line	2019 Actual	2020 Estimated	2021 Estimated	2022 Estimated	2020 - 2024 Total Estimated
			(In millions)
Regulated energy delivery
Electric	$99	$111	$128	$139	$561
Natural gas distribution	207	221	191	180	940
Pipeline and midstream	71	85	304	53	564
	377	417	623	372	2,065
Construction materials and services
Construction services	61	61	20	20	142
Construction materials and contracting	190	167	154	157	702
	251	228	174	177	844
Other	8	5	3	3	17
Total capital expenditures	$636	$650	$800	$552	$2,926

Note: Total capital expenditures is presented on a gross basis.
Capital expenditures estimated for 2020 include line-of-sight opportunities at the company's business units. Additional acquisitions would be incremental to the outlined capital program. Estimated operating cash flows are $640 million to $690 million in 2020.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company’s management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company’s operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In millions)
Net income	$95.1	$78.8	$335.5	$272.3
Income from discontinued operations, net of tax	(.3)	(2.8)	(.3)	(2.9)
Income from continuing operations	94.8	76.0	335.2	269.4
Adjustments:
Interest expense	24.5	22.4	98.6	84.6
Income taxes	14.5	14.8	63.2	47.5
Depreciation, depletion and amortization	68.1	58.9	256.0	220.3
EBITDA from continuing operations	$201.9	$172.1	$753.0	$621.8
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. This financial measure, adjusted gross margin, can be used in addition to operating revenues and operating expenses when evaluating the results of operations for the electric and natural gas distribution segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include: operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors' understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's non-GAAP financial measure, adjusted gross margin, may not be comparable to other companies' gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments’ revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments’ operating income (loss) is generally not impacted. The company’s management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company’s management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company’s utility performance as management has the ability to influence control over the remaining operating expenses.
The following tables provide reconciliations of the company's electric and natural gas distribution segments operating income to adjusted gross margin.

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In millions)
Operating income	$14.3	$12.8	$64.0	$65.2
Adjustments:
Operating expenses:
Operation and maintenance	31.1	31.8	125.7	123.0
Depreciation, depletion and amortization	17.0	13.3	58.7	51.0
Taxes, other than income	3.6	3.3	16.1	14.5
Total adjustments	51.7	48.4	200.5	188.5
Adjusted gross margin	$66.0	$61.2	$264.5	$253.7

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In millions)
Operating income	$37.1	$39.8	$69.2	$72.3
Adjustments:
Operating expenses:
Operation and maintenance	50.9	44.0	185.0	173.4
Depreciation, depletion and amortization	20.5	19.0	79.6	72.5
Taxes, other than income	5.5	5.1	23.5	21.7
Total adjustments	76.9	68.1	288.1	267.6
Adjusted gross margin	$114.0	$107.9	$357.3	$339.9

Regulated Energy Delivery

Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$88.3	$83.1	$351.7	$335.1
Electric fuel and purchased power	22.1	21.8	86.6	80.7
Taxes, other than income	.2	.1	.6	.7
Adjusted gross margin	66.0	61.2	264.5	253.7
Operating expenses:
Operation and maintenance	31.1	31.8	125.7	123.0
Depreciation, depletion and amortization	17.0	13.3	58.7	51.0
Taxes, other than income	3.6	3.3	16.1	14.5
Total operating expenses	51.7	48.4	200.5	188.5
Operating income	14.3	12.8	64.0	65.2
Net income	$15.5	$9.5	$54.8	$47.0
Adjustments:
Interest expense	6.4	6.4	25.3	25.9
Income taxes	(6.9)	(4.0)	(12.7)	(6.5)
Depreciation, depletion and amortization	17.0	13.3	58.7	51.0
EBITDA	$32.0	$25.2	$126.1	$117.4
Retail sales (million kWh):
Residential	312.3	293.6	1,177.9	1,196.6
Commercial	397.5	382.2	1,499.9	1,513.9
Industrial	145.9	144.2	549.4	551.0
Other	22.2	22.4	87.1	92.9
	877.9	842.4	3,314.3	3,354.4
Average cost of electric fuel and purchased power per kWh	$.023	$.023	$.023	$.022
The electric business reported $6.0 million higher net income in the fourth quarter of 2019, compared to the same period in 2018. This increase was driven by higher electric adjusted gross margins, primarily due to higher per-unit average rates including approved rate recovery in Montana. A 4.2% increase in electric sales volumes also had a positive impact on net income in the quarter. Decreased contract service costs at the company's Coyote and Big Stone stations more than offset increased payroll-related costs, resulting in lower operation and maintenance expense for the quarter. Net income for the fourth quarter also reflects higher investment returns.
The electric business had an increase in net income of $7.8 million in 2019, compared to 2018. Increased net income was the result of higher electric adjusted gross margins from approved rate recovery in Montana and higher revenues from the Big-Stone-South-to-Ellendale transmission line. Higher investment returns also had a positive impact on net income. Partially offsetting these increases were higher depreciation, depletion and amortization expense from increased plant additions, higher operation and maintenance expense, mainly payroll-related costs, and the write-down of a non-utility investment.
The electric business’s EBITDA increased $8.7 million for the year ended Dec. 31, 2019, compared to 2018, primarily the result of higher adjusted gross margins, as previously discussed.

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in millions, where applicable)
Operating revenues	$295.6	$268.8	$865.2	$823.2
Purchased natural gas sold	171.9	153.2	477.6	454.8
Taxes, other than income	9.7	7.7	30.3	28.5
Adjusted gross margin	114.0	107.9	357.3	339.9
Operating expenses:
Operation and maintenance	50.9	44.0	185.0	173.4
Depreciation, depletion and amortization	20.5	19.0	79.6	72.5
Taxes, other than income	5.5	5.1	23.5	21.7
Total operating expenses	76.9	68.1	288.1	267.6
Operating income	37.1	39.8	69.2	72.3
Net income	$24.9	$23.8	$39.5	$37.7
Adjustments:
Interest expense	9.4	8.2	35.5	30.7
Income taxes	4.7	6.1	1.4	4.1
Depreciation, depletion and amortization	20.5	19.0	79.6	72.5
EBITDA	$59.5	$57.1	$156.0	$145.0
Volumes (MMdk)
Retail sales:
Residential	25.1	23.2	69.4	63.7
Commercial	17.6	15.4	49.1	44.4
Industrial	1.6	1.4	5.2	4.5
	44.3	40.0	123.7	112.6
Transportation sales:
Commercial	.7	.7	2.2	2.2
Industrial	46.0	39.2	163.9	147.3
	46.7	39.9	166.1	149.5
Total throughput	91.0	79.9	289.8	262.1
Average cost of natural gas per dk	$3.88	$3.83	$3.86	$4.04
The natural gas distribution business reported $1.1 million higher net income in the fourth quarter of 2019, compared to the same period in 2018. This business had an increase in net income from higher natural gas distribution retail sales margins. This margin increase was a result of 10.8% higher retail sales volumes across all customer classes from colder weather and higher conservation revenue, partially offset by weather normalization. Partially offsetting the increase in net income were higher operation and maintenance expense, including increased payroll-related costs and conservation expenses that were offset in revenues, as well as increased depreciation, depletion and amortization expense. Higher investment returns also had a positive impact on net income in the quarter.
The natural gas distribution business had an increase in net income of $1.8 million in 2019, compared to 2018. This increase was driven by higher natural gas distribution retail sales margins that were the result of a 9.9% increase in natural gas retail sales volumes, conservation revenue and approved rate recovery in several states. Higher investment returns also had a positive impact on the year. Partially offsetting the increase were higher operation and maintenance expense, including increased payroll-related costs, and conservation expenses that were offset in revenue. Increased depreciation, depletion and amortization expense and a write-down of a non-utility investment negatively impacted net income.

The natural gas distribution business's EBITDA increased $11.0 million for the year ended Dec. 31, 2019, compared to 2018, primarily the result of increased retail sales margins, as previously discussed.

Pipeline and Midstream
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in millions)
Operating revenues	$35.3	$35.5	$140.4	$128.9
Operating expenses:
Operation and maintenance	15.6	16.7	63.1	62.2
Depreciation, depletion and amortization	5.6	4.8	21.2	17.9
Taxes, other than income	3.3	3.5	13.3	12.7
Total operating expenses	24.5	25.0	97.6	92.8
Operating income	10.8	10.5	42.8	36.1
Net income	$7.9	$6.5	$29.6	$28.5
Adjustments:
Interest expense	1.8	1.9	7.2	5.9
Income taxes	1.4	1.7	7.2	2.7
Depreciation, depletion and amortization	5.6	4.8	21.2	17.9
EBITDA	$16.7	$14.9	$65.2	$55.0
Transportation volumes (MMdk)	109.7	92.2	429.7	351.5
Natural gas gathering volumes (MMdk)	3.4	3.7	13.9	14.9
Customer natural gas storage balance (MMdk):
Beginning of period	24.2	23.3	13.9	22.4
Net injection (withdrawal)	(8.0)	(9.4)	2.3	(8.5)
End of period	16.2	13.9	16.2	13.9
The pipeline and midstream business reported $1.4 million higher net income in the fourth quarter of 2019, compared to the same period in 2018. Net income reflects higher transportation revenues as a result of increased volumes largely from the completion of organic growth pipeline projects and higher customer rates. Higher investment returns also had a positive impact on the quarter. Partially offsetting these increases was lower non-regulated project revenues and higher depreciation, depletion and amortization expense from higher plant balances and higher FERC-approved depreciation rates effective May 1, 2019.
The pipeline and midstream business's full-year net income increased $1.1 million in 2019, compared to 2018. Results in 2018 included a $4.2 million tax benefit resulting from the reversal of a regulatory liability that was more than offset by higher transportation revenues from increased volumes largely from the completion of organic growth pipeline projects and higher customer rates. Higher depreciation, depletion and amortization expense resulting from higher plant balances and higher depreciation rates, as previously discussed, partially offset the increases in net income.
The pipeline and midstream business’s EBITDA increased $10.2 million for the year ended Dec. 31, 2019, compared to 2018, from higher transportation revenues, as previously discussed.

Construction Materials and Services

Construction Services
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In millions)
Operating revenues	$483.9	$383.5	$1,849.3	$1,371.5
Cost of sales:
Operation and maintenance	403.7	312.4	1,555.4	1,150.4
Depreciation, depletion and amortization	3.9	3.6	15.0	14.3
Taxes, other than income	14.2	10.1	58.8	42.0
Total cost of sales	421.8	326.1	1,629.2	1,206.7
Gross margin	62.1	57.4	220.1	164.8
Selling, general and administrative expense:
Operation and maintenance	23.1	21.1	87.0	72.2
Depreciation, depletion and amortization	.8	.4	2.0	1.4
Taxes, other than income	1.2	1.0	4.7	4.4
Total selling, general and administrative expense	25.1	22.5	93.7	78.0
Operating income	37.0	34.9	126.4	86.8
Net income	$29.0	$25.9	$93.0	$64.3
Adjustments:
Interest expense	1.4	.8	5.3	3.6
Income taxes	7.1	8.2	30.0	20.0
Depreciation, depletion and amortization	4.7	4.0	17.0	15.7
EBITDA	$42.2	$38.9	$145.3	$103.6
The construction services business reported $3.1 million higher net income in the fourth quarter of 2019, compared to the same period in 2018. The increase in 2019 net income was the result of higher workloads and margins at both the outside and inside specialty contracting lines. The increase in outside specialty contracting margins was driven by an increase in workloads from utility customers. Inside specialty contracting results improved slightly due to increased workloads from high customer demand for services. Partially offsetting these increases was higher selling, general and administrative expense, primarily payroll-related costs.
The construction services business’s full-year net income increased $28.7 million in 2019, compared to 2018. The increase in 2019 net income was driven by higher inside specialty contracting margins, directly related to increased workloads in the hospitality and high-tech industries, as well as the absence of changes in estimates on certain projects made in the prior year. Outside contracting margins also increased in 2019, driven by higher workloads from utility customers. Partially offsetting the increase was higher selling, general and administrative expense, primarily payroll-related costs.
The construction services business’s EBITDA increased $41.7 million for the year ended Dec. 31, 2019, compared to 2018, as a result of overall higher margins on work performed throughout the year, as previously discussed.

Construction Materials and Contracting
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(Dollars in millions)
Operating revenues	$498.0	$458.9	$2,190.7	$1,925.9
Cost of sales:
Operation and maintenance	413.9	390.8	1,798.3	1,601.7
Depreciation, depletion and amortization	19.0	16.9	74.3	59.0
Taxes, other than income	9.4	8.9	44.1	39.7
Total cost of sales	442.3	416.6	1,916.7	1,700.4
Gross margin	55.7	42.3	274.0	225.5
Selling, general and administrative expense:
Operation and maintenance	21.7	20.3	86.3	77.6
Depreciation, depletion and amortization	.8	.5	3.1	2.2
Taxes, other than income	.9	.7	4.6	4.3
Total selling, general and administrative expense	23.4	21.5	94.0	84.1
Operating income	32.3	20.8	180.0	141.4
Net income	$23.0	$13.0	$120.4	$92.6
Adjustments:
Interest expense	5.2	4.8	23.8	17.3
Income taxes	4.2	.8	37.4	28.4
Depreciation, depletion and amortization	19.8	17.4	77.4	61.2
EBITDA	$52.2	$36.0	$259.0	$199.5
Sales (000's):
Aggregates (tons)	7,499	7,935	32,314	29,795
Asphalt (tons)	1,311	1,257	6,707	6,838
Ready-mixed concrete (cubic yards)	999	895	4,123	3,518
The construction materials and contracting business reported $10.0 million higher net income in the fourth quarter of 2019, compared to the same period in 2018. The increase in net income was driven by higher revenues from contracting and material sales along with higher gross margins, as a result of strong economic environments in many states of operation. Increased investment returns also had a positive impact on the quarter. Higher selling, general and administrative expense partially offset the increase.
The construction materials and contracting business’s full-year net income increased $27.8 million in 2019, compared to 2018. This increase in net income was a result of higher contracting and material revenues from strong economies in several states across the company's footprint. Higher materials volumes associated with businesses acquired since the third quarter of 2018 and asset sales gains that were approximately $5.6 million higher, after tax, than the prior year also had a positive impact on net income. Partially offsetting the increase were higher selling, general and administrative expense and higher interest expense.
The construction materials and contracting business’s EBITDA increased $59.5 million for the year ended Dec. 31, 2019, compared to 2018, from higher product margins and construction workloads, as previously discussed.

Other
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In millions)
Operating revenues	$2.9	$2.7	$16.6	$11.3
Operating expenses:
Operation and maintenance	3.7	2.8	15.6	9.3
Depreciation, depletion and amortization	.5	.4	2.1	2.0
Taxes, other than income	—	—	.1	.1
Total operating expenses	4.2	3.2	17.8	11.4
Operating loss	(1.3)	(.5)	(1.2)	(.1)
Net loss	$(5.5)	$(2.7)	$(2.1)	$(.7)
For the three months ended Dec. 31, Other includes income tax adjustments related to the consolidated company's annualized estimated tax rate. Other was also negatively impacted in 2019 as a result of higher insurance claims. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations are also included in Other.

Other Financial Data
	December 31,
	2019		2018
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$14.21		$13.09
Market price per common share	$29.71		$23.84
Dividend yield (indicated annual rate)	2.8%		3.4%
Dividend payout from continuing operations (12 months ended)	48.2%		57.6%
Price/earnings from continuing operations ratio (12 months ended)	17.6	x	17.3	x
Market value as a percent of book value	209.1%		182.1%
Total assets	$7,683		$6,988
Total equity	$2,847		$2,567
Total debt	$2,243		$2,109
Capitalization ratios:
Total equity	55.9%		54.9%
Total debt	44.1		45.1
	100.0%		100.0%